Exhibit 99.1

New Enterprise Stone & Lime Co., Inc. Announces Resignation of Chief Operating Officer

New Enterprise, PA — July 19, 2013 — New Enterprise Stone & Lime Co., Inc. ( “NESL”), a leading privately held, vertically integrated construction materials supplier and heavy/highway construction contractor in Pennsylvania and western New York and a national traffic safety services and equipment provider, today announced that James W. Van Buren has resigned as Executive Vice President and Chief Operating Officer, effective July 18, 2013, to pursue new opportunities. Paul I. Detwiler, III, Chief Executive Officer stated, “On behalf of the board of directors and management team, I would like to thank Jamie for his contributions to the growth and development of the Company.  He has been a valuable member of our senior management team and I personally wish him all the best in his future endeavors.”  Mr. Van Buren will remain a member of the Board of Directors.

“NESL will continue its strategic focus on construction materials, heavy/highway construction, traffic safety and driving improvements in operations and cash flow,” Mr. Detwiler added.

“I am proud of our accomplishments over my tenure as we have built one of the finest and most recognizable franchises in the quarry, traffic safety and construction industry,” said Mr. Van Buren. “I am sincerely grateful for the support I’ve received from the Board of Directors, our customers and our employees. The Company is well positioned and on a clear path to a successful future.”  Mr. Van Buren emphasized “I am looking forward to my continued role as a significant shareholder and member of the Board of Directors.”

About New Enterprise Stone & Lime Co., Inc.

New Enterprise Stone & Lime Co., Inc. is a leading privately held, vertically integrated construction materials supplier and heavy/highway construction contractor in Pennsylvania and western New York and a national traffic safety services and equipment provider. The Company’s core businesses include: (i) construction materials (aggregate production (crushed stone and construction sand and gravel), hot mix asphalt production, ready mixed concrete production and concrete products (precast/prestressed structural concrete components and masonry block manufacturing)), (ii) heavy/highway construction (heavy construction, blacktop paving and other site preparation services) and (iii) traffic safety services and equipment. For more information, please visit the Company’s website at www.nesl.com.

Forward-Looking Statements

Statements included herein may constitute “forward looking statements.” These statements are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s financial reports and in its filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward looking statements made herein.

Contacts

At the Company:

New Enterprise Stone & Lime Co., Inc.

Paul I. Detwiler III, President 814-766-2211

or

FTI Consulting, the Company’s Investor Relations Contact:

Daniel Hoey, 312-553-6718